UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934

        Date of report (date of earliest event reported): April 22, 2005

                             COMMUNITY BANCORP INC.
             (Exact name of registrant as specified in its charter)

           Delaware                 Commission File Number:       33-0859354
(State of other jurisdiction of            000-26505           (I.R.S. Employer
 Incorporation or organization                               Identification No.)

          900 Canterbury Place, Suite 300, Escondido, California 92025
                    (Address of principal executive offices)

                                 (760) 432-1100
              (Registrant's telephone number, including area code)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[X] Written communications pursuant to Rule 425 under the Securities Act
    (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act
    (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the
    Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01         ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

         On April 21, 2005, Community Bancorp Inc. (the "Company") and Rancho Bernardo Community Bank, ("Rancho Bernardo") entered into an Agreement to Merge and Plan of Reorganization, dated as of April 21, 2005 (the "Agreement"), pursuant to which Rancho Bernardo has agreed to merge with and into Community National Bank, the wholly owned subsidiary of the Company. Shareholders of Rancho Bernardo will have the election of receiving cash, shares of Company common stock, or a combination of cash and stock in exchange for each share of Rancho Bernardo stock. The exchange ratio for the stock consideration is the number of shares of Company Stock into which a share of Seller Stock shall be converted which shall be equal to the amount (to the nearest ten thousandth) obtained by dividing the Per Share Amount by the Average Closing Price, subject to collars. The merger is subject to the approval of the shareholders of Rancho Bernardo, the receipt of necessary regulatory approvals, and other customary closing conditions. The merger does not require approval by the Company's stockholders. Copies of the Agreement and a press release relating to the transaction are included in this Report.


ITEM 9.01         FINANCIAL STATEMENTS AND EXHIBITS

Exhibit
Number            Description
-------           -----------
99.1              Agreement to Merge and Plan of Reorganization
99.2              Press release dated April 22, 2005



     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 22, 2005

                                        Community Bancorp Inc.



                                        By:   /s/ Michael J. Perdue
                                            ---------------------------
                                        Michael J. Perdue
                                        President and Chief Executive Officer